Mail Stop 6010
November 4, 2005


Mr. Kam Wah Poon
Chief Financial Officer
China Energy Savings Technology, Inc.
Central Plaza, 18 Harbour Road
Suite 3203A, 32nd Floor
Hong Kong, China

      Re:	China Energy Savings Technology, Inc.
		Form 10-KSB for the year ended September 30, 2004
      Filed January 13, 2005
		File No. 000-31047

Dear Mr. Kam Wah Poon:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant